Exhibit 10.3
Execution Version
INVESTOR RIGHTS AGREEMENT
          This INVESTOR RIGHTS AGREEMENT (this “Agreement”), is dated as of September 30, 2008 and is entered into by and between the Las Vegas Sands Corp. (the “Company”) and the investor identified on Schedule A hereto (the “Investor”), which Agreement shall inure to the benefit of the Investor and the Adelson Holders (as defined below), each of which Adelson Holders is a third party beneficiary of this Agreement.
          WHEREAS, under the Convertible Note Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and between the purchaser identified therein and the Company, the Company has agreed to sell, and the Investor has agreed to purchase, $475,000,000 in aggregate principal amount of the Notes (as defined below) of the Company;
          WHEREAS, in order to induce the Investor to purchase the Notes pursuant to the Purchase Agreement, the Company is willing to enter into this Agreement for the benefit of the Rights Holders (as defined below).
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows.
ARTICLE 1
DEFINITIONS
     1.1 Definitions. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings given thereto in the Purchase Agreement. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings set forth below:
          “2004 Equity Award Plan” means the Las Vegas Sands Corp. 2004 Equity Award Plan, as amended by the First Amendment thereto dated February 5, 2007.
          “Adelson Holders” means collectively Sheldon G. Adelson, the Sheldon G. Adelson 2002 Remainder Trust, the Sheldon G. Adelson 2005 Family Trust u/d/t dated April 25, 2005, the Dr. Miriam and Sheldon G. Adelson Charitable Trust u/d/t dated December 12, 1994, the ESBT Y TRUST u/d/t dated October 1, 2002, the ESBT S TRUST u/d/t dated October 1, 2002, the QSST A TRUST u/d/t dated October 1, 2002, the QSST M TRUST u/d/t dated October 1, 2002, the Sheldon G. Adelson 2004 Remainder Trust u/d/t dated May 31, 2004, the Sheldon G. Adelson 2007 Two Year LVS Annuity Trust u/d/t dated May 1, 2007, the Sheldon G. Adelson 2007 Three Year LVS Annuity Trust u/d/t dated May 1, 2007, the Sheldon G. Adelson July 2007 Two Year LVS Annuity Trust u/d/t dated July 30, 2007, the Sheldon G. Adelson July 2007 Three Year LVS Annuity Trust u/d/t dated July 30, 2007, the Sheldon G. Adelson April 2008 Two Year LVS Annuity Trust u/d/t dated April 1, 2008, the Sheldon G. Adelson April
Investor Rights Agreement

2008 Three Year LVS Annuity Trust u/d/t dated April 1, 2008, the Sheldon G. Adelson July 2008 Two Year LVS Annuity Trust u/d/t dated July 28, 2008, the Sheldon G. Adelson July 2008 Three Year LVS Annuity Trust u/d/t dated July 28, 2008 and the successors and assigns of each of the foregoing who are Related Parties (as such term is defined in the Indenture) of Sheldon G. Adelson (it being understood that after giving effect to any such assignment, such assignee shall be an Adelson Holder for all purposes hereunder).
          “Advanced Amounts” has the meaning given to such term in Section 2.4(c) of this Agreement.
          “Agreement” has the meaning set forth in the preamble to this Agreement.
          “Company” has the meaning set forth in the preamble to this Agreement.
          “Exchange Rights Holder” has the meaning given to such term in Section 2.2(a) of this Agreement.
          “Indemnified Party” has the meaning given to such term in Section 2.4(a) of this Agreement.
          “Indenture” means that certain Indenture, dated as of September 30, 2008, entered into by and among the Company and U.S. Bank, National Association, as trustee, as supplemented by that certain Supplemental Indenture, dated as of September 30, 2008, entered into by and between U.S. Bank, National Association and the Company.
          “Investor” has the meaning set forth in the preamble of this Agreement.
          “New Securities” has the meaning given to such term in Section 2.1(a) of this Agreement.
          “Notes” means the 6 1/2% Convertible Senior Notes due 2013 issued by the Company pursuant to the Indenture.
          “Preemptive Rights Notice” has the meaning given to such term in Section 2.1(a) of this Agreement.
          “Pro Rata Allotment” has the meaning given to such term in Section 2.1(c) of this Agreement.
          “Proceeding” has the meaning given to such term in Section 2.4(a) of this Agreement.
          “Purchase Agreement” has the meaning set forth in the recitals of this Agreement.
Investor Rights Agreement

          “Qualified Financing” means any offering or issuance by the Company or any of its Subsidiaries of (i) bonds ranked below investment grade by any ratings agency or any similar debt securities or (ii) convertible notes convertible into Common Stock or similar equity securities, for cash, irrespective of the form of such offering or issuance, which offering or issuance may be accomplished, without limitation, (i) through an investment bank or similar financial institution acting as initial purchaser (in the case of an offering exempt from registration under Rule 144A or Regulation S of the Securities Act), (ii) using an investment bank as placement agent or through sales by the Company directly to third party purchasers (in the case of an offering exempt from registration under Section 4(2) of the Securities Act or Regulation D promulgated thereunder) or (iii) pursuant to a public offering registered with the Commission.
          “Qualified Financing Notice” has the meaning given to such term in Section 2.2(a) of this Agreement.
          “Qualified Financing Securities” has the meaning given to such term in Section 2.2(a) of this Agreement.
          “Rights Holders” means the Investor collectively with the Adelson Holders, and each individually, a “Rights Holder.”
ARTICLE 2
AGREEMENTS
     2.1 Preemptive Rights.
          (a) Subject to the terms and conditions of this Section 2.1, the Company agrees that it will not sell or issue any Equity Interests of the Company for cash (the “New Securities”), other than additional issuances of the Notes effected subsequent to the date hereof pursuant to the Purchase Agreement (or conversion of the Notes), unless the Company first delivers a written notice (the “Preemptive Rights Notice”) to each Rights Holder identifying the terms of the proposed sale (including the price, number or aggregate principal amount and type of New Securities and all other material terms of the offer and sale) and offers to each Rights Holder the opportunity to purchase up to its Pro Rata Allotment (as defined below) (which Pro Rata Allotment may be assigned by each Rights Holder to any other Rights Holder at the option of such Rights Holder holding such Pro Rata Allotment) of the New Securities (subject to increase for over-allotment, if any, if all of the Rights Holder do not fully exercise their rights hereunder) on terms and conditions, including price, not less favorable in any respect than those on which the Company proposes to sell such New Securities to any third party. The Company shall deliver such Preemptive Rights Notice no later than 5 days, or earlier than 10 days, prior to such contemplated sale date of the New Securities. The Company’s offer to each Rights Holder shall remain open for a period of 5 days after the delivery of the Preemptive Rights Notice, during which time each Rights Holder may accept such offer by written notice to the Company setting forth the maximum number of New Securities sought to be purchased by such Rights Holder, including the number of New Securities which such Rights Holder would purchase if any other Rights Holder
Investor Rights Agreement

does not elect to purchase its full Pro Rata Allotment of the New Securities, with the rights of the electing Rights Holders to purchase such unpurchased portion of the New Securities to be based on their respective Pro Rata Allotments.
          (b) Any New Securities so offered which are not purchased by the Rights Holders pursuant to such offer may be sold by the Company, but only at a price not less than the price and on other terms and conditions not more favorable to the purchasers than as set forth in the Preemptive Rights Notice, at any time within 90 days following the termination of the above-referenced 5-day period.
          (c) For purposes of this Section 2.1(c), each Rights Holder’s “Pro Rata Allotment” of the New Securities shall be based on the ratio which the aggregate number of shares of Common Stock held by such Rights Holder on the date of the Preemptive Rights Notice bears to the total number of shares of Common Stock outstanding on the date of the Preemptive Rights Notice, in each case assuming full conversion of all outstanding Notes and conversion or exercise of any other Equity Interests of the Company.
          (d) Notwithstanding the foregoing, the right to purchase the New Securities shall be inapplicable with respect to any issuance or proposed issuance by the Company of (i) options, stock awards or shares of Common Stock or Equity Interests issued or issuable to “eligible purchasers” (as such term is defined in the 2004 Equity Award Plan) pursuant to the 2004 Equity Award Plan or any compensatory plan, arrangement or agreement approved by the Board of Directors of the Company or the Compensation Committee thereof, so long as such securities are issued exclusively for compensatory purposes and not for equity financing purposes, (ii) the Notes and the Underlying Shares issued or issuable pursuant to the Purchase Agreement, (iii) in connection with any Common Stock split, dividend, combination, or similar transaction or (iv) any Equity Interests issued in a merger, acquisition or similar transaction approved by the Board of Directors of the Company.
     2.3 Qualified Financing.
          (a) Subject to the terms and conditions of this Section 2.3, the Company agrees that it will not consummate a sale of securities issued pursuant to a Qualified Financing (the “Qualified Financing Securities”) unless the Company first delivers a written notice (the “Qualified Financing Notice”) to the Investor and each Adelson Holder that hereafter holds any Notes issued pursuant to the Indenture (collectively, the “Exchange Rights Holders”) identifying the terms of such Qualified Financing (including the price, number or aggregate principal amount and type of securities being offered in such Qualified Financing and all other material terms of such offer and sale) and offers to each Exchange Rights Holder the opportunity to purchase up to its Qualified Financing Share (as defined below) of the Qualified Financing Securities (subject to increase for over-allotment, if any, if all of the Exchange Rights Holders do not fully exercise their rights hereunder) on terms and conditions, including price, not less favorable in any respect than those on which the Company proposes to sell or otherwise offer such Qualified Financing Securities to any third party. The Company
Investor Rights Agreement

shall deliver such Qualified Financing Notice no later than 5 days, or earlier than 10 days, prior to such contemplated sale date of the Qualified Financing Securities. The Company’s offer to each Exchange Rights Holder shall remain open for a period of 5 days after the delivery of the Qualified Financing Notice, during which time each Exchange Rights Holder may accept such offer by written notice to the Company setting forth the aggregate principal amount, or number of, Qualified Financing Securities sought to be purchased by such Exchange Rights Holder.
          (b) Any Qualified Financing Securities so offered which are not purchased by the Exchange Rights Holders pursuant to such offer may be sold by the Company, but only at a price not less than the price and on other terms and conditions not more favorable to the purchasers than as set forth in the Qualified Financing Notice, at any time within 90 days following the termination of the above-referenced 5-day period.
          (c) The purchase price payable by each Exchange Rights Holder for its purchase of Qualified Financing Securities shall be in the form of all or a portion of the Notes held by such Exchange Rights Holders, with each dollar of outstanding principal amount of and accrued and unpaid interest on such Notes being equivalent to one dollar of such purchase price, it being understood that the Common Stock issued upon conversion of the Notes may not be used to purchase Qualified Financing Securities under this Section 2.3.
          (d) For purposes of this Section 2.3, each Exchange Rights Holder’s “Qualified Financing Share” of Qualified Financing Securities shall be an amount or number of Qualified Financing Securities with an aggregate purchase price equal to the outstanding principal amount of the Notes (plus all accrued but unpaid interest thereon) held by such Exchange Rights Holder at the time of such Qualified Financing.
          (e) As a condition precedent to the sale of Qualified Financing Securities to an Exchange Rights Holder, such Exchange Rights Holder shall either (i) deliver its Note or Notes in definitive form (or an agreement to the effect that such definitive Note or Notes has been lost, stolen or destroyed whereby such Exchange Rights Holder agrees to indemnify the Company from any loss incurred by it in connection with such Note or Notes) or (ii) cause its beneficial ownership interest in its Note or Notes to be transferred in book-entry form in accordance with the applicable rules and procedures of the depositary for the Notes, if any, in either case, at the closing of the Qualified Financing for cancellation against delivery of the Qualified Financing Securities being purchased by such Exchange Rights Holder.
     2.4 Indemnification.
          (a) The Company shall indemnify and hold harmless each Rights Holder and each of its affiliates, and the former and current officers, agents and employees of each such party (each, an “Indemnified Party”), from and against any and all reasonable and documented expenses, liabilities and losses (including, without limitation, investigation expenses and expert witnesses’ and attorneys’ fees and expenses, judgments, penalties, fines, and amounts paid or to be paid in settlement) actually
Investor Rights Agreement

incurred by such Indemnified Party (net of any related insurance proceeds or other amounts received by such Indemnified Party or paid by or on behalf of the Company on such Indemnified Party’s behalf), in connection with any action, suit, arbitration or proceeding (or any inquiry or investigation, whether brought by or in the right of the Company, any Subsidiary or affiliate of the Company, or otherwise, that Indemnified Party in good faith believes might lead to the institution of any such action, suit, arbitration or proceeding), whether civil, criminal, administrative or investigative, or any appeal therefrom, in which any Indemnified Party is a party, is threatened to be made a party, is a witness or is participating (a “Proceeding”) arising in connection with such Indemnified Party’s direct or indirect participation in the transactions contemplated by the Purchase Agreement and based upon, arising from, relating to, or by reason of the fact that any such Indemnified Party was a director, officer, employee, stockholder or agent of the Company (or an affiliate of any of the foregoing) or an indirect source of funding for the transactions contemplated by the Purchase Agreement.
          (b) If an Indemnified Party is entitled under this Agreement to indemnification by the Company for some or a portion of the Indemnified Amounts (defined below) but not, however, for all of the total amount thereof, the Company shall nevertheless indemnify the Indemnified Party for the portion thereof to which the Indemnified Party is entitled.
          (c) The Company shall pay to each Indemnified Party, as and when incurred and in advance of the final disposition of a Proceeding, the amount of any and all reasonable and documented expenses incurred by the Indemnified Party in connection with such Proceeding, including, without limitation, investigation expenses, expert witnesses’ and attorney’s fees and expenses (such amounts so expended or incurred, the “Advanced Amounts”); provided that if an Indemnified Party is advanced such Advanced Amounts and it is later finally judicially determined in a manner not subject to further appeal that such Indemnified Party was not entitled to indemnification with respect to such Proceeding, then such Indemnified Party shall reimburse the Company for such Advanced Amounts.
          (d) Notwithstanding any other provision of this Section 2.4, the Company hereby agrees to indemnify Indemnified Party to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the organizational documents of the Company, or applicable law. In the event of any change, after the date of this Agreement, in any applicable law, whether by case law or otherwise, which expands the right of a Nevada corporation to indemnify a member of its Board of Directors or an officer, such changes shall be, ipso facto, within the purview of Indemnified Party’s rights and Company’s obligations, under this Section 2.4. In the event of any change in any applicable law, statute or rule which narrows the right of a Nevada corporation to indemnify a member of its Board of Directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties, rights and obligations hereunder.
Investor Rights Agreement

          (e) The indemnification rights provided in this Section 2.4 are in addition to, and shall not replace or otherwise alter, the indemnification rights afforded to any Indemnified Party under Article 6 of the Amended and Restated By-Laws of Las Vegas Sands Corp., or under Section 7 of the Amended and Restated Articles of Incorporation of Las Vegas Sands Corp.
ARTICLE 3
MISCELLANEOUS
     3.1 Notices. All notices or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telecopied or sent by certified, registered or express mail. Each notice contemplated to be provided to the Rights Holders pursuant to Section 2.2 and Section 2.3 shall be considered duly given upon its delivery to the two addressees under (b) below; provided, however, that the Rights Holders shall be entitled to submit a notice registry to the Company setting forth applicable notice information for each participating Rights Holder, whereupon the Company shall furnish notice to each addressee listed in such registry. In all other instances, notice shall be given as follows:
          (a) if to the Company:
Las Vegas Sands Corp.
3555 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Scott D. Henry
Telecopy: 702-733-5110
          (b) if to the Investor or any other Rights Holder, to:
c/o Las Vegas Sands Corp.
3555 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Dr. Miriam Adelson
Telecopy: 702-733-5710
with a copy to:
c/o Las Vegas Sands Corp.
3555 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Sheldon G. Adelson
Telecopy: 702-733-5710
with an additional copy to:
Investor Rights Agreement

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street, 30th Floor
Los Angeles, CA 90017
Attention: Kenneth J. Baronsky
Telecopy: 213-629-5063
Any party may by notice given in accordance with this Section 3.1 designate another address or Person for receipt of notices hereunder.
     3.2 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto, it being understood that the Company shall not be permitted to assign or transfer its obligations hereunder without the consent of the Investor and that each Rights Holder shall be permitted, in its sole and absolute discretion and without the consent of the Company, to assign or transfer its rights hereunder in whole or in part to any other Rights Holder, provided that such assignment is evidenced in writing, in form and substance reasonably satisfactory to such transferring Rights Holder, and furnished to the Company. No Person other than the parties hereto, the Adelson Holders and the Indemnified Parties and their respective successors and permitted assigns is intended to be a beneficiary of this Agreement.
     3.3 Amendment and Waiver.
          (a) No failure or delay on the part of the Company, the Investor or any third party beneficiary hereof (including, without limitation, the Adelson Holders), in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company, the Investor, the Adelson Holders or the Indemnified Parties at law, in equity or otherwise.
          (b) Any amendment, supplement or modification of or to any provision of this Agreement and any waiver of any provision of this Agreement shall be effective only if it is made or given in writing and signed by the Company and the Investor or her permitted assignees.
     3.4 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, all of which when so executed shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
     3.5 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     3.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
Investor Rights Agreement

NEVADA WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN CLARK COUNTY, IN THE STATE OF NEVADA OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. TO THE FULLEST EXTENT THEY MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, THE PARTIES HERETO IRREVOCABLY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, ANY CLAIM THAT THEY ARE NOT SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     3.7 Specific Performance. The parties hereto intend that each of the parties hereto and the third party beneficiaries who enjoy rights hereunder have the right to seek damages or specific performance in the event that any other party hereto or third party beneficiary hereunder fails to perform such party’s obligations hereunder. Therefore, if any such party or third party beneficiary shall institute any action or proceeding to enforce the provisions hereof, any party hereto or third party beneficiary hereunder against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.
     3.8 Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.
     3.9 Entire Agreement; Survival. This Agreement, together with the schedules hereto are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. The agreements and covenants contained in this Agreement shall survive the issuance and purchase of the Notes as contemplated by this Agreement.
Investor Rights Agreement

     3.10 Further Assurances. Each of the parties hereto shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement, including, without limitation, seeking any written affirmation from any third party beneficiary hereunder deemed necessary or desirable to carry out the purposes of this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

/s/ Dr. Miriam Adelson
Dr. Miriam Adelson

Investor Rights Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

LAS VEGAS SANDS CORP.
By:	/s/ William P. Weidner
	Name:	William P. Weidner
	Title:	President, Chief Operating Officer and Secretary

Investor Rights Agreement

Schedule A
Name of Investor:
Dr. Miriam Adelson
Schedule A to Investor Rights Agreement